UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: March 3, 2009

(Date of earliest event reported): February 25, 2009

PROS Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	76-0168604
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

3100 Main Street, Suite 900
Houston, TX, 77002	(713) 335-5151
(Address of principal executive offices)	(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Bonus Plan

On February 25, 2009, the Committee approved the Named Executive Officer Plan for 2009 (the “Bonus Plan”) . The Company’s executive officers will participate in the Bonus Plan which is intended to compensate participants for achieving company financial and operational goals.

Except for certain modifications described below, the general terms of the Bonus Plan are consistent with the Company’s 2008 Executive and Key Employee Incentive Plan described in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 25, 2008.

The Committee elected to replace the sales component of a Bonus Plan with a discretionary component. The other two components that comprise the Bonus Plan will remain the same as in the previous year, however, the weighting of each of these components will be modified. The non-GAAP operating income component will be increased to a 45% weighting (33.3% in the previous year), the revenue component will be increased to a 45% weighting (33.3% in the previous year) and the newly-added discretionary factor will be at a 10% weighting.

To align with the Company’s reporting standards, the non-GAAP operating income and revenue components of the Bonus Plan will be measured at the end of each quarterly period rather than on an annual basis as in the previous year. There will be a cumulative annual performance calculation for those two components. The discretionary component will be determined by the Committee on an annual basis at the end of the Company’s fiscal year. The payments will be made on an annual basis unless the Committee makes a determination to pay on an interim basis.

The performance targets under the Bonus Plan will be tied to the Company’s 2009 quarterly guidance.  In 2009, the Committee set the amount of each executive officer’s potential bonus payment under the Bonus Plan, as a percentage of his base salary, as follows:

Executive officer	At target threshold	At target	At target maximum

Albert E. Winemiller	50%	100%	150%
Charles H. Murphy	40%	80%	120%
Ronald F. Woestemeyer	22.5%	45%	67.5%
Andres Reiner	25%	50%	100%
Jeffery Robinson	25%	50%	100%

The base salaries of the Company’s named executive officers will remain the same as their salaries in 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROS HOLDINGS, INC.

Date: March 3, 2009

/s/ Charles H. Murphy
Charles H. Murphy
Chief Financial Officer and Executive Vice President